PLACEMENT AGENT AGREEMENT

As of June 10, 2005

Brookshire Securities Corporation
4 West Las Olas Blvd., 8th Floor
Ft. Lauderdale, Florida 33301

Re:    Placement Agent Agreement

Gentlemen:

This letter is in confirmation of our agreement with you pertaining to the private placement, coordinated by Brookshire Securities Corporation (the ‘‘Placement Agent,’’ ‘‘Brookshire’’ or ‘‘you’’) as placement agent on a ‘‘best efforts – $2,500,000 minimum/$5,000,000 maximum’’ basis, of Units (the ‘‘Units’’), each Unit consisting of (i) 10,000 shares of the common stock (the ‘‘Common Stock’’) of a Securities and Exchange Commission (‘‘SEC’’) reporting and registered publicly-traded company that will be quoted on the OTC Bulletin Board (‘‘Pubco’’), and (ii) a detachable, transferable three-year warrant (the ‘‘Warrant’’) to purchase up to 10,000 shares of Common Stock (the ‘‘Warrant Shares’’) at a purchase price equal to $2.50 per share (the ‘‘Offering’’). The Offering will close concurrently with the closing of a reverse merger transaction (the ‘‘Reverse Merger’’) involving a wholly-owned subsidiary of Pubco, and MDwerks Global Holdings, Inc. (‘‘MDwerks’’). The terms, conditions, rights, preferences and privileges of the securities comprising the Units will be more fully described in the Memorandum (as defined in Section 1(a) below). The following terms and conditions shall, if accepted by you, constitute a legally binding agreement between us. Either party may terminate this agreement at any time in the event of a material breach of this Agreement by the other in which event the terminating party shall have no further liability hereunder. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Memorandum.

SECTION 1.    Description of Securities

(a) The shares of Common Stock and Warrants to be offered and sold in the Offering on a ‘‘best efforts – minimum/maximum’’ basis shall conform in all material respects to the description thereof contained in a Confidential Private Placement Memorandum to be prepared by MDwerks (as the same may be amended or supplemented from time to time, and including all exhibits and appendices attached thereto, the ‘‘Memorandum’’), which will contain (i) a description of MDwerks and its business, assets, prospects and management; (ii) the terms and conditions of the Offering; (iii) a description of the securities comprising the Units; and (iv) certain financial information. If necessary, Pubco and MDwerks will update or supplement the Memorandum prior to completion of the Offering. Without MDwerks’s prior written consent, you will not distribute any offering materials to prospective investors other than the Memorandum. You shall be entitled to rely on the accuracy and completeness of all information provided by MDwerks and Pubco, including information incorporated by reference in the Memorandum. Additionally, representatives of MDwerks and Pubco shall be available to answer questions of, and to provide additional information to, any potential investors. You will not make any use of the Memorandum other than for purposes of implementing this Agreement, nor will you or any of your agents or employees use the same or do any other act or thing in the course of the offering or sale hereunder which would constitute a violation of the Securities Act of 1933, as amended (‘‘Securities Act’’), the Securities Exchange Act of 1934, as amended (‘‘Exchange Act’’), any state ‘‘blue sky’’ laws or regulations and any other securities laws applicable to the Offering.

(b) The Offering will be conducted to raise from investors a minimum of $2,500,000 from the sale of 100 Units and a maximum of $5,000,000 from the sale of 200 Units, at the purchase price per Unit of $25,000. After giving effect to the completion of the Reverse Merger, and assuming the successful completion of the Offering, approximately 11,952,000 shares of Common Stock will be outstanding (excluding shares issued to Placement Agent as equity compensation hereunder) if the minimum amount of Units is sold, and approximately 13,102,000 shares of Common Stock will be outstanding (excluding shares issued to Placement Agent as equity compensation hereunder) if the maximum amount of Units is sold. Upon the mutual agreement of MDwerks and the Placement

Agent, MDwerks may sell additional Units at the same price per Unit, provided that the aggregate number of additional Units sold shall not exceed than 30 Units.

SECTION 2.    Representations and Warranties

(a) Each of MDwerks and Pubco represents and warrants to the Placement Agent, but only with respect to the matters which specifically pertain to itself, as follows:

(i) MDwerks has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the consummation by MDwerks of the transactions herein contemplated and the compliance by MDwerks with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of MDwerks, and when duly executed and delivered by MDwerks this Agreement will constitute a valid and binding obligation of MDwerks, enforceable in accordance with its terms.

(ii) Pubco has the corporate power and authority to execute and deliver this Agreement and the Subscription Agreement and to perform its obligations hereunder and thereunder and to issue the Units, the Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares (as such term is defined in the Memorandum), the Placement Agent Warrants (as such term is defined in the Memorandum), and the shares of Common Stock underlying the Placement Agent Warrants (the ‘‘Placement Agent Warrant Shares’’). When executed and delivered by Pubco, this Agreement and the Subscription Agreement will have been duly authorized by Pubco and, will constitute its valid and binding obligation and be enforceable against Pubco in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the Subscription Agreement, and the issuance of the Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares by Pubco, and does not and will not at the closing of the Offering (the ‘‘Closing Time’’) conflict with Pubco’s Certificate of Incorporation, as amended, or By-laws, or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which Pubco is a party or by which Pubco is bound.

(iv) The execution, delivery and performance of this Agreement does not, and at the Closing Time will not, conflict with MDwerks’ Certificate of Incorporation, as amended, or By-laws, or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which MDwerks is a party or by which MDwerks is bound.

(v) From the date of commencement of sales until completion of the Offering of the Units by the Placement Agent, the Memorandum will contain all statements required to be stated therein in accordance with the Securities Act, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to the requirement to disclose the identity of Pubco in the Memorandum.

(vi) MDwerks has prepared the Memorandum, which may be supplemented or amended from time to time and which contains information materially accurate as of the date specified therein, of the kind specified by applicable statutes and regulations, including, without limitation:

(A)	The terms of the Offering;

(B)	a description of the Units, the Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares;

(C)	a description of the Reverse Merger;

(D)	a description of the business conducted by MDwerks;

(E)	the financial condition of MDwerks;

(F)	past material activities of MDwerks;

(G)	commissions and compensation to be paid to the Placement Agent in connection with the Offering;

(H)	disclosure of material contracts, agreements or other business arrangements, which affect or are related to the business conducted by MDwerks and to be conducted by MDwerks;

(I)	information regarding MDwerks, its management, material obligations, liabilities, any pending or threatened lawsuits or proceedings, and recent material adverse changes in its financial condition;

(J)	any appropriate legends and such other information or material as the Placement Agent may reasonably request to be included therein;

(K)	information regarding any and all of MDwerks’ ‘‘employee benefit plans’’ (within the meaning of Section 3(3) of the Employment Retirement Security Act of 1974, as amended, and any other employee benefit or fringe benefit plans, arrangements, practices, contracts, policies or programs, including, without limitation, employee stock option plans; and

(L)	information regarding certain relationships and related transactions as would be required under Item 404 of Regulation S-B under the Securities Exchange Act of 1934, as amended.

(vii) Each of MDwerks and Pubco is, and at the Closing Time will be, a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of MDwerks and Pubco has, and at the Closing Time will have, the power and authority to conduct all of the activities conducted by it, to own or lease all of the assets owned or leased by it and to conduct its business as described in the Memorandum. Each of MDwerks and Pubco is, and at the Closing Time will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such license or qualification necessary, except where the failure to be so qualified would not have a material adverse effect on MDwerks or Pubco, as the case may be. Complete and correct copies of the charter and the bylaws of each of MDwerks and Pubco (including all amendments thereto) have been delivered to you, and no changes therein will be made subsequent to the date hereof and prior to the Closing Time, except as contemplated by the Memorandum and advised to you.

(viii) MDwerks had, at the date or dates indicated in the Memorandum, duly authorized and outstanding capitalization as set forth in the Memorandum under the caption ‘‘Capitalization.’’ Immediately prior to the Closing Time, Pubco will have duly authorized and outstanding capitalization as set forth in the Memorandum under the caption ‘‘Capitalization’’ on a pro forma basis after giving effect to the Reverse Merger.

(ix) Subsequent to the date hereof and prior to the Closing Time, except as disclosed in the Memorandum, MDwerks will not acquire any of its equity securities and will not issue any of its securities other than pursuant to currently outstanding stock options, warrants and convertible securities. Except as set forth herein or referred to in the Memorandum, neither MDwerks nor Pubco has outstanding, and at the Closing Time will not have outstanding, any stock options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into or any contracts or commitments to issue or sell, shares of the Common Stock or any such warrants, convertible securities or obligations, except as those described therein.

(x) The financial statements (including the schedules and notes thereto) of MDwerks included in the Memorandum present fairly the financial position of MDwerks as of the dates thereof, and the results of operations and changes in financial position of MDwerks for the periods indicated therein are in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

(xi) Except to the extent reflected or reserved against in the financial statements of MDwerks included in the Memorandum, or as otherwise described in the Memorandum, MDwerks has had no material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought subsequent to such date. Except to the extent reflected or reserved against in the most recently filed financial statements of Pubco in its Annual Report on Form 10-KSB, or as otherwise described in the Memorandum, Pubco has no material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought subsequent to such date.

(xii) Subsequent to the respective dates as of which information is set forth in the Memorandum and prior to the Closing Time, except as set forth in the Memorandum, (i) MDwerks has not incurred and will not have incurred any material liabilities or obligations, direct or contingent, and has not entered into any material transactions other than as contemplated in the Memorandum, and will not enter into any material transaction without disclosing such material transaction to the Placement Agent, (ii) MDwerks has not and will not have paid or declared any cash dividends or other distribution on its capital stock, and (iii) there has not been and will not be any material adverse change in the business, properties, financial condition, results of operations or prospects of MDwerks, or in the book value of the assets of MDwerks, arising from any reason whatsoever.

(xiii) Except as set forth in the Memorandum, neither MDwerks nor Pubco has, and at the Closing Time neither MDwerks nor Pubco will have, any material contingent obligations.

(xiv) Neither MDwerks nor Pubco has any subsidiaries, except as disclosed in the Memorandum, nor does either have any equity interest in any partnership, joint venture, association or other entity, except as disclosed in the Memorandum.

(xv) Except as set forth in the Memorandum, there are no material actions, suits or proceedings pending, or to the knowledge of MDwerks threatened, against or affecting MDwerks or Pubco or their respective businesses, financial condition, results of operations or material properties before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially and adversely affect (i) MDwerks or its businesses, financial condition, results of operations or material properties taken as a whole, or (ii) the ability of MDwerks or Pubco to consummate the transactions contemplated by this Agreement.

(xvi) Neither MDwerks nor Pubco is in violation of its charter or bylaws. Neither the execution and delivery of this Agreement, nor the issuance and sale of the Units sold in the Offering, nor the consummation of any of the transactions contemplated herein or in the Memorandum, nor the compliance by MDwerks or Pubco with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of MDwerks or Pubco pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument to which MDwerks or Pubco is a party or by which MDwerks or Pubco may be bound or to which any of the property or assets of MDwerks or Pubco is subject; nor will such action result in any violation of the provisions of the charter or the bylaws of MDwerks or Pubco or any statute, order, rule or regulation applicable to MDwerks or Pubco or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over MDwerks or Pubco.

(xvii) The shares of Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares referred to in the Memorandum will, upon issuance, assuming the payment of the applicable purchase or exercise price therefor, be validly issued, fully paid and non-assessable and the holders thereof will not be subject to personal liability by reason of being such holders. The Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares will not be subject to the preemptive rights of any security holder. As of the Closing, the issuance and sale of each of the securities comprising the Units, the Common Stock, the Warrants, the Warrant Shares, the Placement Agent Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares will have been duly and validly authorized by all required corporate action and otherwise.

(xviii)  All issued and outstanding securities of MDwerks have been duly authorized and validly issued and the outstanding Common Stock is fully paid and non-assessable and the holders thereof will not be subject to personal liability solely by reason of being such holders; and none of such securities were issued in violation of the pre-emptive rights of any holders of any security of MDwerks.

(xix) MDwerks has good and marketable title to all properties and assets free and clear of all liens, charges, encumbrances or restrictions, except such liens, charges, encumbrances or restrictions as are not material to the business of MDwerks or as are set forth in the Memorandum. MDwerks has valid and enforceable leases or licenses for the material properties as used by it in the operation of its business. All rentals, royalties or other payments accruing under any such licenses or leases which became due prior to the date of this Agreement have been duly paid, and neither MDwerks nor any other party is in material default thereunder, and, to the knowledge of MDwerks, no event has occurred which, with the lapse of time or the giving of notice, or both would constitute a default thereunder.

(xx) All taxes which are due from MDwerks and Pubco have been paid in full (or adequate accruals for the payment thereof have been provided for in its accounting records). Each of MDwerks and Pubco has filed all federal, state, municipal and local tax returns relating to MDwerks or Pubco, as the case may be (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed under the laws of the United States and applicable states or has duly obtained extensions of time for the filing thereof. As to MDwerks, the provisions for income taxes payable, if any, shown on the financial statements contained in the Memorandum are sufficient for all accrued and unpaid foreign and domestic taxes, whether or not disputed, and for all periods to and including the dates of such financial statements. As to Pubco, the provisions for income taxes payable, if any, shown on the financial statements contained in Pubco’s most recently filed form 10-KSB are sufficient for all accrued and unpaid foreign and domestic taxes, whether or not disputed, and for all periods to and including the dates of such financial statements. Each of the tax returns heretofore filed by each of MDwerks and Pubco correctly and accurately reflects the amount of MDwerks’s and Pubco’s respective tax liability thereunder. Each of MDwerks and Pubco has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable. Neither MDwerks nor Pubco has executed or filed with any taxing authority, foreign or domestic, any agreement extending the period for assessment or collection of any income taxes nor is either a party to any pending action or proceeding by any foreign or domestic governmental agency for assessment or collection of taxes; and no claims for assessment or collection of taxes have been asserted against MDwerks or Pubco.

(xxi) Except as set forth in the Memorandum, neither MDwerks nor Pubco has (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, or entered into any transaction other than in the ordinary course of business, and which is not required to be disclosed in the Memorandum, nor (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

(xxii) Except as disclosed in the Memorandum, Neither MDwerks nor Pubco has any financial obligations of any kind coming due before December 31, 2005, that will negatively impact the rights of the investors in the Offering.

(xxiii) Subject to compliance by the Placement Agent with regulations regarding an offering to accredited investors under Regulation D promulgated under the Securities Act, except for the filing of (A) Form D under the Securities Act, and (B) other than as may be required under applicable state securities or Blue Sky laws, no authorization, approval, consent, order, registration, certification, license or permit (collectively, ‘‘Permits’’) of any court or governmental agency or body, is required for the valid authorization, issuance, sale and delivery of the Units, the Placement Agent Shares or the Placement Agent Warrants.

(xxiv) Each contract or other instrument to which MDwerks is a party or by which its properties or business is or may be bound or affected and to which reference is made in the Memorandum has been duly and validly executed by MDwerks and, assuming that such contracts or other instruments have been properly executed by the parties other than MDwerks, is in full force and effect in all material respects and is enforceable against the parties thereto in accordance with its terms, and none of such contracts or instruments has been assigned by MDwerks and except as described in the Memorandum, neither MDwerks nor any other party is in default thereunder and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. None of the material provisions of such contracts or instruments violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over MDwerks or its assets or business.

(xxv) [RESERVED]

(xxvi) Neither MDwerks nor Pubco has directly or indirectly, at any time, (A) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (B) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

(xxvii) Assuming the representations and warranties of the Placement Agent contained herein and of the purchasers contained in the Subscription Documents are true and correct, the offer and sale of the Units by MDwerks has satisfied and at the Closing Time will have satisfied all of the requirements of Regulation D, and MDwerks is not disqualified from the exemption under Rule 505 contained in Regulation D by virtue of the disqualifications contained in Rule 505(b)(2)(iii), or the exemption under Regulation D by virtue of the disqualification contained in Rule 507. The Memorandum and related documents conform in all material respects with the requirements of Section 4(2) of the Securities Act and Regulation D promulgated thereunder and with the requirements of all other published rules and regulations of the SEC and state blue sky securities laws currently in effect relating to ‘‘private offerings.’’

(xxviii) Other than any payments to the Placement Agent hereunder, and except as disclosed in the Memorandum, neither MDwerks nor Pubco has incurred any liability for any finder’s fee or similar payments in connection with the transactions herein contemplated.

(xxix) MDwerks owns or possesses or can acquire on reasonable terms adequate and enforceable rights to use all trademarks, service marks, copyrights, patent rights, trade secrets or other confidential information currently used in the conduct of its business as described in the Memorandum (the ‘‘Intangibles’’). Except as disclosed in the Memorandum, to the knowledge of MDwerks. MDwerks is not infringing upon the rights of others with respect to the Intangibles and has not received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect MDwerks’s business, financial condition, results of operations or prospects, and MDwerks does not know of any basis therefor. To MDwerks’s knowledge, no other party has infringed upon the Intangibles.

(b) MDwerksMDwerksMDwerksMDwerksThe Placement Agent represents and warrants to MDwerks as follows:

(i) The Placement Agent is, and at the Closing Time, will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction. The Placement Agent is, and at the Closing Time will be, duly licensed and qualified in good standing as a broker-dealer, authorized to conduct private placements under all applicable laws, rules and regulations, including, without limitation, the rules and regulations of the SEC, the National Association of Securities Dealers, Inc., and those states in which it is required to be so registered in order to carry out the Offering contemplated by the Memorandum.

(ii) This Agreement has been duly authorized, executed and delivered by the Placement Agent and is a valid and binding agreement on its part. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Placement Agent with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Placement Agent pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument to which the Placement Agent is a party or by which the Placement Agent may be bound or to which any of its properties or assets is subject; nor will such action result in any violation of the provisions of the certificate of incorporation or the bylaws of the Placement Agent or any statute, order, rule or regulation applicable to the Placement Agent or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over the Placement Agent.

(iii) The Placement Agent shall conduct the Offering in compliance with all federal and state statutes, laws, rules and regulations applicable to an offering to all accredited investors conducted under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

SECTION 3.    Purchase, Sale and Delivery of the Shares; Closing; Escrow

(a) On the basis of the representations and warranties contained in this Agreement and subject to the terms and conditions herein set forth, MDwerks and Pubco hereby appoint the Placement Agent as its exclusive agent to offer and sell to ‘‘accredited investors,’’ as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act, the Units for a purchase price of $25,000 per Unit or such other price as the Placement Agent and MDwerks may agree in writing. The Placement Agent hereby accepts such appointment and agrees to use its commercially reasonable best efforts as agent for MDwerks to sell the Units. No sale of Units will be consummated unless the gross proceeds from the sale of the Units by the Placement Agent shall be an amount of $2,500,000 or more. The Placement Agent hereby agrees, subject to the terms of this Agreement, to use its commercially reasonable best efforts to sell the Units pursuant to the terms set forth in the Memorandum.

(b) The Parties hereto shall enter into an escrow agreement at or prior to the Closing with Corporate Stock Transfer, Inc., as escrow agent (the ‘‘Escrow Agent’’) and Guaranty Bank & Trust, as escrow bank (the ‘‘Escrow Bank’’), or such other escrow agent as may be mutually agreed upon by the parties hereto. The escrow agreement will provide for the direct disbursement of all fees and funds held by the Escrow Agent.

(c) MDwerks, in its sole and absolute discretion, may choose to accept or reject any subscription for Units, and Placement Agent may not require a closing to occur with respect to any subscription that is rejected by MDwerks.

SECTION 4.    Placement Agent Compensation; Expenses

(a) Placement Fee

As compensation for the services to be rendered by the Placement Agent, in connection with the sale of Units in the Offering, MDwerks, upon each closing of the Offering, shall pay to the Placement

Agent a placement fee equal to eight percent (8%) of the gross proceeds derived from the sale of the Units subscribed for, in cash, whether the sale was directly the result of Placement Agent’s efforts or indirectly through the efforts of any other party legally permitted to effect the sale (including, but not limited to, NASD Members as selling agents, which the Placement Agent may permit to participate in the Offering). In the event that MDwerks sells Units in excess of the maximum offering of Units stated in the Memorandum (the ‘‘Over-subscription’’), then MDwerks shall pay an additional placement fee to the Placement Agent equal to eight percent (8%) of the gross proceeds of the Units subscribed for in such Over-subscription, in cash. The placement fees are to be deducted by the Escrow Agent from the funds received in the Escrow Account at the Closing. In addition, MDwerks shall, upon each closing of the Offering (including the Over-subscription), pay to the Placement Agent, in cash, a non-accountable expenses allowance equal to two percent (2%) of the gross proceeds derived from the sale of Units subscribed for.

(b) Out-of-Pocket Expenses

MDwerks agrees to pay, at the Closing Time, all actual reasonable and necessary out-of-pocket expenses incurred by the Placement Agent, including, but not limited to legal, printing, advertising, delivery and travel costs, including coach air/train fare. Such expenses are to be deducted by the Escrow Agent from the funds received in the Escrow Account.

The parties hereto agree that if Placement Agent terminates this Agreement in the event of a material breach of this Agreement by MDwerks, that all reasonable documented out-of-pocket expenses of Placement Agent with respect to the Offering, including but not limited to the reasonable fees and expenses of counsel to the Placement Agent, shall be paid by MDwerks promptly, and in any event not later than five (5) days following the date of any such termination. Placement Agent’s out of pocket expenses shall otherwise be the responsibility of the Placement Agent to be satisfied out of the non-accountable expense allowance of Placement Agent.

(c)  Equity Compensation

At the Closing, in connection with the sale by MDwerks of the minimum number of Units offered in the Offering, the Placement Agent shall receive equity compensation in the form of up to 300,000 shares of Common Stock determined on a pro rata basis by comparison of the gross proceeds raised compared to the Maximum Offering and, in the event of the exercise of the over-allotment option, up to an additional 275,000 shares of Common Stock determined on a pro rata basis by comparison of the gross proceeds raised in the over-allotment to the full amount of the over-allotment, and five-year warrants to purchase, at an exercise price of $1.25 per share, the number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold in the Offering (the ‘‘Placement Agent Warrants’’). In the event that MDwerks sells Units in an Over-subscription, then at the Closing, MDwerks, upon the closing of the Offering, shall issue to the Placement Agent additional Placement Agent Warrants to purchase, at an exercise of $1.25 per share, 10% of the total number of shares of Common Stock sold in the Over-subscription.

SECTION 5.    Offering Documents

MDwerks will deliver to you, without charge, as many copies as you have reasonably requested of the Memorandum, including any exhibits attached thereto (the ‘‘Offering Documents’’). All mailing and other expenses associated with distribution of the Offering Documents to any person, including, without limitation, potential investors, shall be paid by MDwerks. If, during the offering period, MDwerks becomes aware of any event, as a result of which the Memorandum, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made in light of the circumstances in which they were made not misleading, or if it shall be necessary to amend or supplement the Memorandum to comply with applicable law, MDwerks shall forthwith notify the Placement Agent thereof, and furnish to the Placement Agent in such quantities as may be reasonably requested, an amendment or amended and supplemented Memorandum which corrects such statements or omissions or causes the Memorandum to comply with applicable law. Prior to the Closing or earlier termination of the Offering, no copies of the Memorandum or any exhibit thereto, or any material prepared by MDwerks in connection with the Offering will be given without the prior written permission of the Placement Agent, by MDwerks or its counsel or by any principal or agent of MDwerks to any person not a party to this Agreement, unless (i) such person is a director or principal shareholder of, or directly employed by, MDwerks, (ii) such delivery is made to a state or federal regulatory agency in connection with a specific legal requirement of the Offering, or (iii) such delivery is required pursuant to the order of a court, a state or federal regulatory agency or applicable law.

SECTION 6.    Covenants

(a) Upon the closing of the Offering, MDwerks covenants and agrees with the Placement Agent as follows:

(i) MDwerks will cause Pubco to file on or before the date which is 90 days after the termination of the Offering one or more registration statements which will cover the shares of Common Stock (A) issued in the Reverse Merger, (B) sold in the Offering, (C) representing the Warrant Shares, (D) representing the Placement Agent Shares, and (E) representing the Placement Agent Warrant Shares, for resale with the SEC and under the securities or ‘‘Blue Sky’’ laws of such jurisdictions as is required. In addition, MDwerks cause Pubco to file such amendments and furnish such information as may be required for such purpose and to comply with such laws so as to continue to maintain the effectiveness of the resale registration statement from the effective date thereof through and until the date which is 12 months after the date of termination of the Offering. Confirmation of these actions being taken will be provided to Placement Agent with copies of all documents relating thereto. In the event the resale registration statement is not filed with the SEC on or prior to the date which is 60 days after the Closing Time, the total number of shares of Common Stock sold as part of the Units in the Offering and to be covered by the registration statement for each investor in the Offering and their permitted transferees, successors, executors or administrators (each such party, a ‘‘Holder’’) shall be increased by 2% per month for each month (or portion thereof) that the registration statement is not so filed. MDwerks shall use its best efforts to cause Pubco to respond to any Securities and Exchange Commission (the ‘‘SEC’’) comments to the registration statement on or prior to the date which is 15 business days from the date such comments are received, but in any event not later than 20 business days from the date such comments are received. In the event that Pubco fails to respond to such comments within 20 business days, the total number of shares of Common Stock sold as part of the Units in the Offering and to be covered by the registration statement for each Holder shall be increased by 2% per month for each month (or portion thereof) that a response to the comments to the registration statement has not been submitted to the SEC. Notwithstanding anything contained in this Section 6(a)(ii) to the contrary, the aggregate increases in shares of Common Stock to be issued to investors pursuant to this paragraph shall not exceed 12%. MDwerks shall use its best efforts to have such resale registration statement declared effective by the SEC as soon as possible after the initial filing date.

(ii) MDwerks and Pubco will apply the net proceeds from the Offering in the manner set forth under the heading ‘‘USE OF PROCEEDS’’ in the Memorandum.

(iii) MDwerks and Pubco will apply at least five percent (5%) of the gross proceeds of the Offering to initiate a capital markets program, which amount shall be held in a segregated bank account requiring the signature of Placement Agent for all withdrawals.

(iv) MDwerks shall, upon the closing of the Offering and until the next annual meeting of shareholders, cause a designee of Placement Agent to serve on the board of directors of MDwerks and on the audit committee and compensation committee of the Board of Directors.

(v) At least three (3) days prior to the date of closing of the Merger, MDwerks and Pubco shall prepare and deliver to you and to each subscriber via overnight courier, email or facsimile, a draft copy of the Current Report on Form 8-K (the ‘‘Draft Form 8-K’’) proposed to be filed by Pubco, which shall describe the terms and conditions of the Reverse Merger, in accordance with the requirements of the Securities Exchange Act of 1934 and the Accounting and Financial

Reporting Interpretations and Guidance issued by the accounting staff members of the Division of Corporate Finance of the Securities and Exchange Commission on March 31, 2001, as the same relates to ‘‘Reverse Acquisitions-Reporting Issues.’’ MDwerks and Pubco shall include with such Draft Form 8-K a transmittal letter to each subscriber which states the Closing Time and informs each subscriber that, if after reviewing the Draft Form 8-K and conducting any due diligence concerning Pubco, they wish to rescind their subscription to purchase Units and have their subscription proceeds returned, they may do so at any time up to the Closing Time by so notifying MDwerks or the Placement Agent in writing. Such transmittal letter shall include a reference to the SEC’s website as a source for information regarding Pubco.

(b) The Placement Agent covenants and agrees with MDwerks as follows:

(i) Pursuant to its appointment hereunder, insofar as is under its control, the Placement Agent will use its commercially reasonable best efforts to conduct the Offering in the manner prescribed by Rule 506 of Regulation D and in this regard will:

(A)	Refrain from making any oral or written representations beyond those contained in the Memorandum;

(B)	Refrain from offering, offering for sale or selling any of the Units by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, including:

(x)	Any advertisement, article, notice or other communication mentioning the Units published in any newspaper, magazine or similar medium or broadcast over television or radio; or

(y)	Any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(C)	Prior to the sale of any of the Units, have reasonable grounds to believe, based solely on each subscriber’s Offering Documents, that each subscriber is an accredited investor within the meaning of Rule 501(a) of Regulation D;

(D)	Based solely on the representation of the subscriber in its Offering Documents, have no reason to believe that the subscriber is acquiring the Units for other than his or its own account;

(E)	Provide each offeree with a copy of the Memorandum during the course of the Offering;

(F)	During the course of the Offering, if it has been provided with a supplement or amendment to the Memorandum, promptly distribute such supplement or amendment to persons who previously received a copy of the Memorandum from it and whom it believes continue to be interested in the Offering, and include such supplement or amendment in all deliveries of the Memorandum made after receipt of any such supplement or amendment;

(G)	Obtain a completed investor questionnaire from each accepted subscriber; and

(H)	Comply in all material respects with the Trading with the Enemy Act and applicable foreign assets control regulations of the United States Treasury Department and the Patriot Act of 2001.

(ii) Upon receipt of each Subscription Agreement and any funds paid by subscribers for Units, the Placement Agent will promptly deliver the original copy of the Subscription Agreement and any accompanying check, bank draft or money order to the Escrow Agent for deposit with the Escrow Bank; except that it may promptly return all such Offering Documents and funds to any subscriber who it determines, based solely on a review of the Offering Documents, is not an accredited investor within the meaning of Rule 501(a) of Regulation D or whose check, bank draft or money order representing subscription funds is improperly drawn.

(iii) The Placement Agent shall maintain appropriate records of the Offering, including copies of the Offering Documents and documents submitted by each subscriber for a period of at least four years after the Termination Date.

(iv) The Placement Agent shall not engage in any uncovered short sales of the stock of the Company.

SECTION 7.    Expenses

(a) MDwerks, upon the closing of the Offering, will pay and bear all costs, fees, taxes and expenses incident to the performance of the obligations of MDwerks under this Agreement, including, but not limited to, the expenses and taxes incident to:

(i) the issuance of the Common Stock, Warrants, Placement Agent Shares and Placement Agent Warrants, pursuant to the Offering Documents and the preparation and delivery of certificates evidencing the Common Stock, Warrants, Placement Agent Shares and Placement Agent Warrants;

(ii) the registration or qualification for resale of the shares of Common Stock and the Warrant Shares issued in the Offering and pursuant to the Reverse Merger and the Placement Agent Shares and Placement Agent Warrant Shares, under the securities laws of the various jurisdictions including the fees and disbursements of your counsel in connection therewith; and

(iii) all transfer taxes with respect to the sale and delivery of the Common Stock and Warrants sold pursuant to the Offering Documents and the Placement Agent Shares and Placement Agent Warrants.

(b) MDwerks will pay and bear all fees and expenses of counsel for MDwerks and of MDwerks’s accountants, transfer agents and any special agents appointed for the transfer of securities and the Escrow Agent.

SECTION 8.    Conditions of Your Obligations

Your obligations as Placement Agent are subject (as of the date hereof and as of the Closing Time), to the accuracy of and compliance with the representations and warranties of MDwerks and to the accuracy of the statements of MDwerks made pursuant to the provisions hereof and to the performance by MDwerks of its covenants and agreements hereunder, and to the following additional conditions:

(a) Since the respective dates as of which information is given in the Memorandum:

(i) there shall not have been any change in the capital stock of MDwerks or any material change in the long-term debt of MDwerks or Pubco, except as set forth in or contemplated by the Memorandum;

(ii) there shall not have been any material adverse change in the general affairs, management, financial position or result of operations of MDwerks or Pubco, whether or not arising from transactions in the ordinary course of business, other than as set forth in or contemplated by the Memorandum; and

(iii) each of MDwerks and Pubco shall not have sustained any material interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, if in the judgment of the Placement Agent any such development referred to in clauses (i), (ii) or (iii) makes it impracticable or inadvisable to consummate the sale and delivery of the Common Stock and the Warrants by the Placement Agent.

(b) Since the respective dates as of which information is given herein, there shall have been no litigation instituted against MDwerks or Pubco and since such dates there shall be no proceeding instituted or threatened against MDwerks or Pubco or any of their respective officers or directors, before or by any federal, state or county court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would materially and adversely affect the business, properties, financial condition or results of operations of MDwerks or Pubco.

(c) Each of the representations and warranties of MDwerks contained herein shall be true and correct at the signing of this Agreement and at the Closing Time as if made at the Closing Time, and all covenants and agreements herein contained to be performed on the part of MDwerks and all conditions herein contained to be fulfilled or complied with by MDwerks at or prior to the Closing Time shall have been duly performed, fulfilled or complied with.

(d) At the Closing Time, the counsel for MDwerks shall furnish to you an opinion in form and substance satisfactory to you, dated as of the date of delivery, to the effect that:

(i) MDwerks: (A) has been duly organized and is existing as a corporation in good standing under the laws of its jurisdiction of organization; (B) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the assets owned or leased by it requires such qualifications except where failure to be so qualified would not have a material adverse effect on MDwerks; and (C) has all requisite corporate power and authority to own or lease its properties and conduct its business as described herein.

(ii) To the current actual knowledge of such counsel, no authorization, approval, consent or license of any governmental or regulatory body, agency or instrumentality is required in connection with the authorization, issuance, transfer, sale or delivery of the Common Stock and Warrants issued pursuant to the Memorandum and the Placement Agent Warrants, except as may be required pursuant to the federal securities laws and state Blue Sky laws.

(iii) The description of MDwerks’s capital stock contained in the Memorandum conforms to the rights set forth in the charter and the bylaws of MDwerks. All of the Common Stock and Warrants to be issued in the Offering and the Placement Agent Shares and Placement Agent Warrants, including the Warrant Shares and the Placement Agent Warrant Shares, will be duly authorized and adequately reserved for issuance at the Closing Time.

(iv) MDwerks has full corporate power and authority to enter into this Agreement and the Merger Agreement; this Agreement and the Merger Agreement have been duly authorized, executed and delivered by or on behalf of MDwerks and each constitutes a legal, valid and binding obligation of MDwerks (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity relating to the availability of remedies and except as rights to indemnity and contribution may be limited by applicable securities laws and the public policy underlying such laws).

(v) The execution and delivery of this Agreement by MDwerks, the consummation by MDwerks of the transactions herein contemplated and the compliance with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the charter or bylaws of MDwerks, or to the best of such counsel’s knowledge, any indenture, mortgage or other agreement or instrument known to such counsel to which MDwerks is a party or by which MDwerks or any of its properties is bound, or any existing law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over MDwerks or any of its respective properties.

(vi) The execution and delivery of the Merger Agreement by MDwerks, the consummation by MDwerks of the transactions therein contemplated and the compliance with the terms of the Merger Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the charter or bylaws of MDwerks.

(vii) To such counsel’s current actual knowledge, there are no suits or claims threatened or pending against MDwerks in any court or before or by any governmental body which would materially affect the business of MDwerks or its financial condition except as set forth herein or contemplated by the Memorandum.

(e) At the Closing Time, the counsel for Pubco shall furnish to MDwerks and Placement Agent an opinion in form and substance satisfactory to you, dated as of the date of delivery, to the effect that:

(i) Pubco has been duly organized and is existing as a corporation in good standing under the laws of its jurisdiction of organization.

(ii) The Common Stock, Warrants, Placement Agent Shares and Placement Agent Warrants, and the Warrant Shares and Placement Agent Warrant Shares, when issued, assuming the payment of the applicable purchase or exercise price therefore will be validly issued and outstanding, fully paid and non-assessable and are owned free and clear of any liens, encumbrances, security interests, claims or other restrictions, other than as set forth or referred to in the Memorandum.

(iii) The Warrant Shares and the Placement Agent Warrant Shares will be duly authorized and adequately reserved for issuance at the Closing Time.

(iv) To the current actual knowledge of such counsel, no authorization, approval, consent or license of any governmental or regulatory body, agency or instrumentality is required in connection with the authorization, issuance, transfer, sale or delivery of the Common Stock, Warrants, Placement Agent Shares and Placement Agent Warrants issued pursuant to the Memorandum, except as may be required pursuant to the federal securities laws and state Blue Sky laws.

(v) The execution and delivery of the Merger Agreement by Pubco, the consummation by Pubco of the transactions herein contemplated and the compliance with the terms of the Merger Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the charter or bylaws of Pubco.

(vi) To such counsel’s current actual knowledge, there are no suits or claims threatened or pending against Pubco in any court or before or by any governmental body which would materially affect the business of Pubco or its financial condition, except as disclosed in the Memorandum. Pubco is not subject to any judgments which have not been satisfied.

(vii) To such counsel’s actual knowledge, except as disclosed in the Memorandum and in the annual and periodic reports filed with the SEC on Form 10-KB and Form 10-QSB, respectively, Pubco has no material obligations and is not subject to any indenture, mortgage or other agreement or instrument to which Pubco is a party or by which Pubco or any of its properties is bound.

(viii) To such counsel’s current actual knowledge, Pubco’s annual and periodic reports filed with the SEC do not contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ix) The registration and sale of the shares common stock of Pubco pursuant to the Pubco’s registration on form SB-2, Registration Number        is not subject to the provisions of Rule 419 under the Securities Act.

SECTION 9.    Indemnification and Contribution

(a) MDwerks agrees to indemnify and hold harmless the Placement Agent, and its directors, officers and employees and Placement Agent’s, legal counsel, each person, if any, who controls the Placement Agent within the meaning of the Securities Act or the Exchange Act, and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, joint or several (including any investigation, negotiation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Memorandum, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any losses, claims, damages, liabilities or actions arise out of any such statement or omission relating to any information furnished in writing by or on behalf of the Placement Agent or Pubco to MDwerks specifically for use in connection with the preparation of the Memorandum or contained in the public SEC filings of Pubco, or the omission of any statement or information as a result of the failure of the Placement Agent to provide any such information.

(b) The Placement Agent agrees to indemnify and hold harmless MDwerks, and each of its directors and officers and each person, if any, who controls MDwerks within the meaning of Section 15 of the Securities Act, and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, (including any investigation, negotiation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any statement in the Memorandum, in reliance upon and in conformity with information furnished in writing to MDwerks by or on behalf of the Placement Agent specifically for use in connection with the preparation of the Memorandum. In no event shall the indemnification and contribution obligations of Placement Agreement exceed the fees that Placement Agent has actually received pursuant to this Agreement.

(c) Any party which proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party under this Section 9, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that is shall wish, jointly with any indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:

(i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties;

(ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party); or

(iii) the indemnifying parties shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action or claims effected without its written consent.

(d) If the indemnification provided for in this Section 9 is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by MDwerks on the one hand, and the Placement Agent on the other hand, from the Offering, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of MDwerks on the one hand, and of the Placement Agent on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative benefits received by MDwerks on the one hand, and the Placement Agent on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (net of sales commissions, but before deducting expenses) received by MDwerks bear to the commissions received by the Placement Agent. The relative fault of MDwerks on the one hand, and the Placement Agent on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by MDwerks, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount payable by a party as a result of the losses, claims, damages, liabilities or expenses referred to above will be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(e) MDwerks and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 9, no person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) All rights to indemnification and contribution set forth in this Agreement shall terminate on the second year anniversary of the initial Closing Date.

SECTION 10.    Confidential Information.

Placement Agent acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of MDwerks in the performance of its duties and obligations hereunder. For purposes of this Agreement, ‘‘Confidential Information’’ shall mean all confidential, proprietary, or trade secret information, property, or material of MDwerks and any derivatives, portions, or copies thereof, including, without limitation, information resulting from or in any way related to (i) the Offering; (ii) the business practices, plans, intellectual property, proprietary information, formulae, methods, practices, designs, know how, processes and procedures, software, test results, financial information, sales, customers, employees, suppliers, contracts, agreements or relationships of MDwerks; and (iii) any other information or material that MDwerks designates as Confidential Information. Placement Agent shall keep all Confidential Information in strict confidence and shall not, at any time during or for five (5) years after the expiration or earlier termination of this Agreement, without MDwerks’s prior written consent, disclose, publish, disseminate or otherwise make available, directly or indirectly, any item of Confidential Information to anyone. Placement Agent shall use the Confidential Information only in connection with the performance of the Offering and for no other purpose. Notwithstanding the obligations set forth above, Placement Agent may disclose Confidential Information to any of its employees, consultants or subcontractors who need to receive the Confidential Information in connection with the Offering, provided that Placement Agent shall ensure that, prior to disclosing the Confidential Information, each subcontractor, consultant or employee to whom the Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to undertake, in a manner legally enforceable by MDwerks, to adhere to such terms of this Agreement as if it were a party to it. Placement Agent recognizes that its threatened breach or breach of this Section 10 will cause irreparable harm to MDwerks that is inadequately compensable in damages and that, in addition to other remedies that may be available at law or equity, MDwerks is entitled to injunctive relief for such a threatened or actual breach of this Section 10. Notwithstanding the above, Placement Agent shall not have any obligations of confidentiality with respect to any portion of Confidential Information which (i) was previously known to the Placement Agent prior to receipt from the disclosing party, (ii) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the Placement Agent in violation of this Section 10, or (iii) is lawfully obtained by the Placement Agent from sources independent of the disclosing party who have a lawful right to disclose such Confidential Information. The Placement Agent may disclose Confidential Information to the extent such disclosure is reasonably necessary in complying with applicable governmental laws, rules or regulations or court orders.

SECTION 11.    Termination

(a) The Offering will terminate on or before December 31, 2005, unless extended by MDwerks and the Placement Agent, in their sole discretion, by mutual agreement for up to 90 days, without notice to prospective subscribers (any such date upon which the Offering terminates or any date referred to herein as the ‘‘Termination Date’’).

(b) MDwerksMDwerks

(c) Upon termination of this Agreement, all subscription documents and payments for the Units to be sold in the Offering not previously delivered to the purchasers thereof shall be returned to respective subscribers without interest thereon or deduction therefrom and neither party to this Agreement shall have any continuing obligation to the other; provided, however, that the Placement Agent will continue to be subject to the confidentiality provisions of Section 10 above.

SECTION 12.    Miscellaneous.

(a) No change, amendment or supplement to, or waiver of, this Agreement or any term, provision or condition contained herein, shall be valid or of any effect unless in writing and signed by the party against whom such is asserted.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(c) This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated hereby, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements are superseded by this Agreement. The waiver of any particular condition precedent, provision or remedy provided by this Agreement shall not constitute the waiver of any other.

(d) This Agreement may be executed in any number of counterparts, each of which shall be taken as one and the same instrument, to the same effect as if all the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement identical in form hereto but having attached it to one or more additional signature pages.

(e) The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and permitted assigns.

(f) If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement and this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

(g) All representations, warranties and agreements of the parties hereto contained herein will survive the delivery and execution hereof and the Closing for a period of three (3) years from the date hereof, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any person who controls any such party within the meaning of the Securities Act, and will survive delivery of the securities constituting the Units hereunder and the delivery of the Placement Agent Warrants and any termination of this Agreement.

If the foregoing conforms with your understanding of the arrangements between us, please sign the copy of this letter provided in the space indicated, whereupon this letter shall constitute a binding and legal agreement between the MDwerks and the Placement Agent, and upon obtaining the signature of Pubco below, Pubco shall become a party to this Agreement as if Pubco had executed this agreement as of the date first written above.

Very truly yours,

MDWERKS GLOBAL HOLDINGS, INC.

By:	/s/ Howard B. Katz Name: Howard B. Katz Title: Chief Executive Officer

Accepted as of the date first above written:

BROOKSHIRE SECURITIES CORPORATION

By:	/s/ Timothy B. Ruggiero Timothy B. Ruggiero President

By executing this letter in the space provided below, Pubco hereby acknowledges, agrees and confirms that it will be deemed to be a party to this Agreement and shall be subject to all of the obligations applicable to Pubco as if Pubco had executed this Agreement as of the date of this Agreement first written above. Pubco hereby ratifies and agrees to be bound by all of the terms, provisions and conditions contained in this Agreement.

PUBCO

MDWERKS, INC.
Company Name

By:	/s/ Peter Banysch Name: Peter Banysch Title: President